EXHIBIT 99.1

[Home Federal Letterhead]

FOR IMMEDIATE RELEASE

Contact:	Tom Rupert
Chairman of the Board
(606) 324-7196

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION, ASHLAND, KENTUCKY ANNOUNCES THE RETIREMENT OF CO-PRESIDENTS DARRYL E. AKERS AND ROBERT S. CURTIS AND THE APPOINTMENT OF GENE COFFMAN AS PRESIDENT AND CHIEF EXECUTIVE OFFICER

May 1, 2012, Ashland, Kentucky – Poage Bankshares, Inc. (PBSK - NASDAQ) (the “Company”), the holding company of Home Federal Savings and Loan Association (“Home Federal”), announced today that Co-Presidents and Co-Chief Executive Officers Darryl E. Akers and Robert S. Curtis are retiring from the Company and the Association effective December 31, 2012. Commencing on May 1, 2012, Ralph E. Coffman, Jr. will serve as President and Chief Executive Officer of Home Federal and the Company and Messrs. Akers and Curtis will serve as full time Executive Consultants to the President and the Boards of Home Federal and the Company.

The Boards of the Company and Home Federal accepted the resignations on retirement of Messrs. Akers and Curtis and thanked both of them for their years of service and leadership. “Darryl and Bob have worked long and hard to make Home Federal a strong institution during some very difficult regulatory, operating and economic environments.” said J. Thomas Rupert, Chairman of the Board on behalf of the Board of Directors.  “When Darryl joined Home Federal in 1973, it was a tiny mutual thrift with only $24 million in assets.  When Bob joined Home Federal in 2007, although we had grown significantly, we were still a mutual thrift with a simple balance sheet.  Under Darryl’s and Bob’s leadership, we have significantly expanded our financial products in order to better serve our customers.  During the last five years alone, we introduced internet and mobile banking, significantly expanded our commercial lending, effected a change to a public company and more than doubled our capital.  We couldn’t have accomplished this without Darryl and Bob and thank them for their dedication and service.”

The Boards of Home Federal and the Company have appointed Ralph E. “Gene” Coffman, Jr. to serve as President and Chief Executive Officer of the Company and the Association effective May 1, 2012.  Mr. Coffman has over 25 years of executive management experience in the financial services industry and had leadership positions in numerous community banks, including WesBanco Bank, Oak Hill Banks, FSG Bank and Towne Bank.  Mr. Rupert indicated “We are extremely excited to have Gene join the Home Federal family.  He has deep experience in community banking including commercial lending and public company operations, two areas that will be a focus in the future.  We feel extremely fortunate to have him on our team.”

Addressing the change in management, Mr. Akers, said that “Bob and I have worked closely to build Home Federal into a strong institution and we are glad to know that it will be in good hands after our retirement. Gene is a smart guy and a quality person and I am certain he will have a big impact on this institution and our community as he assumes his new role.”  Mr. Akers continued “I have worked most of my adult life at Home Federal and will be pleased to continue serving as a director following my retirement at year end.”

Mr. Curtis indicated “I would like to thank Home Federal’s board, its employees, its customers and the community for the opportunity to serve over the last 6 years.  I look forward to continuing my service as a director following my retirement at year end.”

"I look forward to building upon the many successes achieved by my predecessors," said Mr. Coffman. "Home Federal is well positioned to continue implementing its strategic plan and to perform competitively in this market. I look forward to working with the Boards and entire staff of Home Federal and its holding company, Poage Bancshares, to generate growth and increase shareholder value."

Mr. Coffman most recently served as Interim Chairman and Chief Executive Officer of FSG Bank, N.A., in Chattanooga, Tennessee.  From 2007 through 2009, Mr. Coffman served as President of the State of Ohio Retail and Commercial Banking Operations for WesBanco Bank, a $5.5 billion commercial bank operating in our region.  From 1996 through 2007, Mr. Coffman served as President and Chief Executive Officer of Oak Hill Financial, Inc., the holding company of Oak Hill Banks, located in Southern Ohio. Mr. Coffman holds a Bachelors in Business Administration and Accounting from Franklin University and graduated from the Ohio School of Banking, the Ohio Commercial Lending School of Banking and the National Institute of Consumer Lending.  Mr. Coffman has also served as the Chairman of the Community Bankers Association of Ohio and a State Director for the Independent Community Bankers of America.

Company Information

Home Federal Savings and Loan Association, originally chartered in 1889, is a community financial institution serving Boyd, Greenup and Lawrence Counties in Kentucky and Lawrence and Scioto Counties in Ohio. Poage Bankshares, Inc, formed in 2011, serves as its holding company.

Forward Looking Statements

This press release may contain certain forward-looking statements which are based on management’s current expectations regarding economic, legislative and regulatory issues that may impact Poage Bankshares, Inc.’s earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values and competition, changes in accounting principles, policies or guidelines, changes in legislation or regulation and other economic, competitive, governmental, regulatory and technological factors affecting operations, pricing, products and services.